Strategic Realty Trust

400 South El Camino Real

Suite 1100

San Mateo, CA 94402

September 26th, 2013

Dear Shareholder,

It has been a little over one month since Glenborough and its affiliate, SRT Advisors, LLC became the property manager and the advisor to the Company, and I wanted to update you on the progress we are making. As previously discussed our number one priority is to restart a dividend and in order to do so we need to refinance or recast the Key Bank line of credit debt. To that end we are in the process of selling three shopping centers.

Willow Run	Westminster, CO
Craig Promenade	Las Vegas, NV
Visalia Marketplace	Visalia, CA

We are hopeful that the sales will be completed before the end of the fourth quarter. We plan to use the sales proceeds to reduce the Key Bank Loan so that the prohibition on dividends can be removed and the Board of Directors can be in a position to restart a dividend. These sales could also help restore working capital, reduce payables and provide capital for new leasing and capital improvements for the shopping centers.

The property management transition is complete and we are working hard to reduce accounts receivable and to reduce operating expenses. As we begin the budgets for next year, we are looking to ensure that tenant billings are accurate as we focus on maximizing our rent and expense collections. In addition, we are working to determine what capital expenditures are needed to sustain strong occupancy and leasing demand.

As planned, we have begun to reduce the general and administrative costs. Costs for the audit and annual D and O insurance are down significantly from last year. The former transfer agent has begun to transfer shareholder data to the new independent transfer agent, which when complete will put us in a position to hold an annual shareholder meeting.

In the fourth quarter we also hope to have the results of an independent third party valuation of the properties and the Net Asset Value per share. The Company’s investment strategy remains the same as outlined in the prospectus. As for the future, the Company’s liquidation strategy also remains unchanged. Your Board of Directors will continue over time to evaluate possible liquidity strategies.

We will send another update soon and let know how we are progressing. The Company website is also a good source of information on the Company and provides access to all of the Company’s filings with the Securities and Exchange Commission (www.srtreit.com).

Andrew Batinovich

Chief Executive Officer

Forward Looking Statements:

This letter may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may, “will”, “expect”, “intend”, “anticipate”, “estimate”, “believe”, “strive”, “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, (i) difficulties in obtaining Company records from the Company’s former advisor, former property manager and former transfer agent, (ii) difficulties in raising new capital on attractive terms or growing the Company’s investment portfolio, (iii) adverse changes in the Company’s portfolio, (iv) difficulties and delays with property dispositions, and (v) inability of the Company to list its shares at some future date. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.